UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date or Report (Date of earliest event reported): September 15, 2009

BIDFISH.COM INC.

(Exact name of registrant as specified in its Charter)

Nevada	000-53512	N/A
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

40 Court Street, Suite 178, Middlebury, VT 05753

(Address of principal executive offices) (Zip Code)

Issuer’s telephone number: 1-(802)-385-1083

PARK AND SELL CORP.

21 Chaparral Bay SE, Calgary, Alberta, Canada T2X 3P5

(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a12)

☐	Pre-commencement communications pursuant to Rule 14d-21(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective September 15, 2009, we completed a merger with our wholly-owned subsidiary, Bidfish.com Inc. a Nevada corporation, for the purpose of effecting a change in our name from “Park and Sell Corp.” to “Bidfish.com Inc.”

During our company’s past fiscal quarter, management determined to abandon our current business plan, consisting of recreational vehicle sales and leasing due to the lack of success in the current business and our inability to attract further financing for this business. Accordingly, during the past fiscal quarter, management decided to change our business focus to online entertainment shopping, specifically online auctions of consumer goods. In connection with the change of business focus, we changed our name from Park and Sell Corp. to Bidfish.com Inc.

In addition, effective September 15, 2009, we effected a 31 for one forward stock split of our authorized and issued and outstanding common stock. As a result, our authorized capital has increased from 100,000,000 shares of common stock at $0.00001 par value to 3,100,000,000 shares of common stock at $0.0001 par value. Our issued and outstanding has increased from 6,920,000 shares of common stock to 214,520,000 shares of common stock. Our preferred stock remains unchanged at 100,000,000 shares of preferred stock at $0.00001 par value.

Item 7.01	Regulation FD Disclosure

The name change and forward stock split became effective with the Over-the-Counter Bulletin Board at the opening for trading on September 24, 2009 under the new stock symbol “BDFH”. Our new CUSIP number is 08884A 101.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

3.01	Articles of Merger filed with the Nevada Secretary of State on September 15, 2009

3.02	Certificate of Change filed with the Nevada Secretary of State on September 15, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIDFISH.COM INC.

By:	/S/ JUAN CARLOS ESPINOSA
Juan Carlos Espinosa
President, CEO, CFO, Treasurer and Director

Date: October 2, 2009